Exhibit 10.1

SUMMARY PLAN DESCRIPTION OF

PIER 1 IMPORTS LIMITED SEVERANCE PLAN

NATURE AND PURPOSE OF PLAN:

The Pier 1 Imports Limited Severance Plan (the “Plan”) is a welfare benefit plan which is intended to provide severance benefits to certain employees of Pier 1 Imports, Inc. and its subsidiaries and affiliates (the “Employer”).

PLAN BENEFIT ELIGIBILITY:

Employer’s regular employees who are involuntarily terminated as a result of any reduction in force in connection with a reorganization of the Employer’s corporate home office and/or field operations are eligible for Plan severance benefits.  Certain officers of Employer who have individual employment agreements or post-employment consulting agreements may not be eligible for Plan severance benefits.

YOUR PLAN CONTRIBUTIONS:

You do not have to pay anything for your Plan coverage.

DEFINITION OF A “YEAR OF SERVICE”:

The amount of your Plan benefits is based in part upon your total “Years of Service” with the Employer. A “Year of Service” is each twelve consecutive month period of continuous employment with the Employer determined from your most recent date of hire by the Employer.  For purposes of determining your “Years of Service,” any partial year is disregarded.

PLAN BENEFITS:

Your Plan severance pay generally will be as follows:

•                                          If you are classified by the Employer as a non-exempt employee, your Plan severance pay amount is equal to one “Weeks’ Base Pay” (defined below) for each of your Years of Service up to a maximum of thirteen Weeks’ Base Pay.  If you have twenty or more Years of Service, your Plan severance pay amount is equal to twenty Weeks’ Base Pay.

•                                          If you are classified by the Employer as an exempt employee, your Plan severance pay amount is equal to two Weeks’ Base Pay for each of your Years of Service up to a maximum of twenty Weeks’ Base Pay.  If you have twenty or more Years of Service, your Plan severance pay amount is equal to twenty-eight Weeks’ Base Pay.

•                                          If you are classified by the Employer as an exempt employee and you hold a director level position at the time of termination, your Plan severance pay amount is equal to three Weeks’ Base Pay for each of your Years of Service up to a maximum of twenty Weeks’ Base Pay.  If you have twenty or more Years of Service, your Plan severance pay amount is equal to twenty-eight Weeks’ Base Pay.

•                                          If you are classified by the Employer as an exempt employee and you are an officer of the Employer at the time of termination, your Plan severance pay amount is equal to three Weeks’ Base Pay for each of your Years of Service up to a maximum of thirty-six Weeks’ Base Pay.  If you have twenty or more Years of Service, your Plan severance pay amount is equal to forty-two Weeks’ Base Pay.

In all cases, your severance pay amount will be reduced by any pay in lieu of notice which the Employer pays to you in connection with your termination of employment.

For purposes of the foregoing schedule, your “Week Base Pay” is the result obtained by dividing the annual amount of your base salary or regular hourly pay as in effect immediately preceding the date of your involuntary termination by fifty-two; provided, however, regular hourly pay for non-exempt employees who work in field operations will be based on average weekly hours worked during the six months preceding the date of termination.  Your “Week Base Pay” will not be based upon any overtime pay, bonuses, benefits or incentive or other special compensation.

Notwithstanding the foregoing, the Employer may, on a case-by-case basis with respect to any individual covered employee or group of covered employees and in its sole and absolute discretion (i) decrease or increase the severance pay amount (including, without limitation, a deduction to zero) payable under the Plan to such individual covered employee or group of covered employees, and/or (ii) include or exclude certain other severance benefits, such as outplacement services, available under the Plan to such individual covered employee or group of covered employees.  Further, the Employer may on a case-by-case basis and in its sole and absolute discretion waive any condition or rule imposed under the Plan as a condition for eligibility for severance pay benefits under the Plan.

RELEASE AGREEMENT:

As an absolute condition to your entitlement to any Plan severance benefits, you will be required to release the Employer, in a form required by Employer, from any and all claims and causes of action which you may have against any of them and to agree to certain confidentiality and nondisclosure agreements.

HOW TO FILE A CLAIM:

Generally, the Employer’s administrative staff will automatically determine if you are eligible for Plan severance benefits, notify you that you are and distribute your Plan severance benefit to you after you have delivered the required release.  If your employment with the Employer has terminated, and you believe that you are entitled to Plan benefits and have not received them (or any confirmation that you will receive them), a claim for benefits under the Plan may be made by written notice to the Plan Administrator.

CLAIMS PROCEDURES:

For purposes of these procedures, the term “Adverse Benefit Determination” refers to any denial, reduction or termination of or failure to provide or make payment (in whole or in part) for a Plan benefit, including any denial, reduction, termination or failure to provide or make payment that is based on a determination of a Claimant’s eligibility to participate in the Plan and the term “Claimant” refers to a person (or an authorized representative) who has filed or desires to file a claim for a Plan benefit.

In any case of an Adverse Benefit Determination of a claim for a Plan benefit, the Plan Administrator shall furnish written notice to the affected Claimant within a reasonable period of time but not later than ninety days after receipt of such claim for Plan benefits. Any notice that denies a benefit claim of a Claimant in whole or in part shall, in a manner calculated to be understood by the Claimant:

•                  State the specific reason or reasons for the Adverse Benefit Determination;

•                  Provide specific reference to pertinent Plan provisions on which the Adverse Benefit Determination is based;

•                  Describe any additional material or information necessary for the Claimant to perfect the claim and explain why such material or information is necessary; and

•                  Describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an Adverse Benefit Determination on review.

A Claimant has the right to have an Adverse Benefit Determination reviewed in accordance with the following claims review procedure:

•                  The Claimant must submit a written request for such review to the Plan Administrator not later than 60 days following receipt by the Claimant of the Adverse Benefit Determination notification;

•                  The Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits to the Plan Administrator;

•                  The Claimant shall have the right to have all comments, documents, records, and other information relating to the claim for benefits that have been submitted by the Claimant considered on review without regard to whether such comments, documents, records or information was considered in the initial benefit determination; and

•                  The Claimant shall have reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits free of charge upon request, including (a) documents, records or other information relied upon for the benefit determination, (b) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (c) documents, records or other information that demonstrates compliance with the standard claims procedure.

Notice of the Plan Administrator’s final benefit determination regarding an Adverse Benefit Determination will be furnished in writing or electronically to the Claimant after a full and fair review. Notice of an Adverse Benefit Determination upon review will:

•                  State the specific reason or reasons for the Adverse Benefit Determination;

•                  Provide specific reference to pertinent Plan provisions on which the Adverse Benefit Determination is based;

•                  State that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits including (a) documents, records or other information relied upon for the benefit determination, (b) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (c) documents, records or other information that demonstrates compliance with the standard claims procedure; and

•                  Describe the Claimant’s right to bring an action under section 502(a) of ERISA.

The Plan Administrator shall notify a Claimant of its determination on review with respect to the Adverse Benefit Determination of the Claimant within a reasonable period of time but not later than sixty days after the receipt of the Claimant’s request for review.

Completion of the claims procedures described in this Article will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a Claimant or by any other person or entity claiming rights individually or through a Claimant.

TERMINATION OF PLAN COVERAGE:

Your coverage under the Plan (and, therefore, your potential eligibility for Plan severance benefits) terminates as of the date you terminate your employment with the Employer voluntarily, by reason of death or disability or by retirement at or after the age of 55, or on the date your employment is involuntarily terminated for cause.

PLAN AMENDMENT OR TERMINATION:

The Employer may terminate, amend or modify the Plan in whole or in part at any time.  Circumstances which might cause the Employer to amend or terminate the Plan include, but are not limited to, changes in law mandating that the Plan be revised in certain respects, a determination by the Employer that the Plan’s provisions or some of them may no longer be suitable as a result of changes in the circumstances of the Employer or of its employees or changes in financial circumstances such as significant increases in the cost of continuing the Plan or significant adverse changes in the Employer’s financial circumstances.

YOUR RIGHTS UNDER ERISA:

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

Obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary Plan description. The administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a (pension, welfare) benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $110(1) a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

•	NAME OF PLAN:		Pier 1 Imports Limited Severance Plan

•	PLAN YEAR:		January 1 through December 31

•	TYPE OF PLAN:		Severance benefit welfare plan

•	PLAN SPONSOR:		Pier 1 Imports, Inc.

		Address:	100 Pier 1 Place
Fort Worth, Texas 76102

Telephone Number: 817-252-8000

•	EMPLOYER
	IDENTIFICATION NUMBER:		75-1729843

•	PLAN NUMBER:		501

•	PLAN ADMINISTRATOR:		Pier 1 Imports, Inc.

•	FUNDING:		Benefits under the Plan are paid out of the general assets of the Employer.

•	AGENT FOR SERVICE OF		The Plan Sponsor or the Plan Administrator.
	LEGAL PROCESS:		Process may be served at the addresses specified above.

•	TYPE OF ADMINISTRATION:		The Plan is administered by the Employer.

(1)  This dollar amount is adjusted from time to time.  You can get information at any time as to the then current dollar amount upon request to the Plan administrator.